Exhibit 10.24

Quad City Bank and Trust Co.

EMPLOYEE INSURANCE BONUS PLAN

This Quad City Bank and Trust Co. Employee Insurance Bonus Plan (“Plan”) is entered into by Quad City Bank and Trust Co., a state-chartered commercial bank (the “Bank”) for the benefit of certain of its Employees on this the 1st day of August, 2007 (the “Effective Date”).

WHEREAS, certain of the Employees will be Participants in this Plan are Participants in endorsement split dollar life insurance agreements (“Split Dollar Agreements”) that provide a post-retirement benefit; and

WHEREAS, as the result of certain changes to the accounting treatment of post-retirement endorsement split dollar life insurance arrangements, the Bank and certain of the Employees have agreed to terminate the endorsement split dollar life insurance arrangement and in lieu thereof, the Bank will purchase life insurance from the Insurer in the Employee’s name; and

WHEREAS, the Bank also desires to provide a benefit hereunder to certain additional Employees in order to reward such Employees for their long and valuable service to the Bank; and

WHEREAS, the Bank, for the years specified in the individual Participation Agreements and while the Employee is employed by the Bank, will annually pay a premium to the Insurer (defined below) on a life insurance policy owned by the Employee, the Employee will recognize the premium paid hereunder as additional compensation for income tax purposes, and the Bank will increase the Employee’s normal compensation in an amount intended to reimburse some or all of the taxes owed by the Employee on such bonus.

NOW THEREFORE, in consideration of the foregoing, the Bank hereby agrees as follows:

I.	PURPOSE

This Plan is adopted in order to provide a bonus to each Employee who participates in this Plan in order to purchase for the Employee an individually owned life insurance policy.

II.	DEFINITIONS

“Bonus” shall mean that bonus, calculated as set forth in Article IV, paid to the Insurer on or within 30 days of the Policy Premium Date.

“Cause” shall mean gross negligence or gross neglect or commission of a felony or gross-misdemeanor involving moral turpitude, fraud, dishonesty, or willful violation of any law that results in any adverse effect on the Bank.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Effective Date” shall mean August 1, 2007.

“Employee” shall mean an active Employee of the Bank who is appointed to participation in the Plan.

“Good Reason” shall mean the occurrence of an event, the nature of which would constitute good reason for the Employee to resign and receive the benefit provided under Section IV of this Plan. The following events will constitute Good Reason: (a) a material diminution in the Employee’s base salary, (b) a material diminution in the Employee’s authority, duties or responsibilities, or (c) the Bank’s relocation of Employee by more than 25 miles from the location at which Employee provided services immediately prior to such relocation. In order to constitute a Good Reason for termination, the Employee must provide notice to the Bank of the condition, not less than 45 days prior to termination, and the Bank shall have at least 30 days during which it may remedy the condition, provided that the Bank may waive such 30-day period.

“Insurer” shall mean The Northwestern Mutual Life Insurance Company of Milwaukee, Wisconsin or any other insurance carrier selected by the Bank.

“Involuntary Separation from Service” shall mean a Separation from Service that is either not at the volition of the Employee (other than a termination for Cause) or is due to resignation by the Employee for Good Reason.

“Participant” shall mean an Employee who becomes a Participant in the Plan by executing a Participation Agreement.

“Participation Agreement” shall mean the agreement entered into by an Employee who is designated to participate in this Plan.

“Policy” shall mean a life insurance policy insuring Employee’s life issued by the Insurer, and owned by Employee.

“Policy Premium Date” shall mean the date on which the Policy premium is due to be paid.

“Premium” shall mean the annual premium due on the Policy each year.

“Separation from Service” (or “Separate from Service”) means Employee’s death, retirement or other termination of employment with the Bank within the meaning of Code Section 409A. No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as Employee’s right to reemployment is provided by law or contract. If the leave exceeds six months and Employee’s right to reemployment is not provided by law or by contract, then Employee shall have a Separation from Service on the first date immediately following such six-month period. Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Bank and Employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services Employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36 months (or such lesser period of time in which the Employee performed services for the Bank). The determination of whether Employee has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

III.	ELIGIBILITY AND PARTICIPATION

Employees of the Bank who are appointed by the board of directors of the Bank to participate in the Plan and who have executed a Participation Agreement shall be Participants in this Plan from the date of the Participation Agreement until the earlier of (i) the date that the Employee’s Policy Premiums are fully paid or (ii) the date on which the Employee has a Separation from Service with the Bank.

Only active Employees shall be eligible for participation in the Plan.

IV.	PAYMENT OF BONUS

The Bank agrees to pay a Premium to the Insurer on behalf of each Participant each year until the earlier of (i) the date that the Employee’s Policy Premiums are fully paid or (ii) the date on which the Employee has a Separation from Service with the Bank, whether such Separation from Service is voluntary or an Involuntary Separation from Service, provided, however, that if a Participant’s Participation Agreement specifies a different payment arrangement, the terms of the Participation Agreement will control. No Participant contributions shall be required during the Participant’s employment with the Bank. The Bonus shall be paid to the Insurer each year within thirty (30) days of the due date of a Participant’s Policy Premium or as otherwise specified in the Participation Agreement. The initial death benefit for which the Bank agrees to pay the Premium shall be as determined by the Bank.

The Employer shall, in addition to the Bonus payable to the Insurer, annually increase each Participant’s normal compensation by an amount determined by the following formula: [P÷(1-x)]-P, where P equals Bank’s Premium on the Policy pursuant to this Agreement and x equals the Participant’s marginal income tax bracket for such year, which shall be deemed to be 33% for purpose of this Plan (the increased amount, as determined by this formula, shall be the “Bonus” for all purposes hereunder).

No Bonus shall be paid to an Employee or former Employee following termination for Cause.

V.TAX TREATMENT

The Employee will recognize the Bonus paid hereunder as additional compensation for federal income tax purposes.

VI.	ADMINISTRATION

The following provisions are part of this Plan and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974:

(a)	The “Named Fiduciary” of this Plan shall be the Bank. Notwithstanding the foregoing, the board of directors may appoint a Committee or individual to administer the Agreement.

(b)	The funding policy under this Plan requires that all Premiums on the Policy shall be remitted to the Insurer on or within thirty (30) days of the Policy Premium Date.

(c)	The Named Fiduciary shall be responsible for administering the Plan and shall resolve any questions of interpretation.

VII.	CLAIMS PROCEDURES

For claims procedure purposes, the “Claims Manager” shall be the Named Fiduciary. The Claims Manager shall be appointed by the Bank, or by the Committee or individual appointed to administer the Plan.

If for any reason a claim for benefits under this Plan is denied by the Bank, the Claims Manager shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent references to the Plan section on which the denial is based, such other data as may be pertinent and information on the procedures to be followed by the claimant in obtaining a review of his claim, all written in a manner calculated to be understood by the claimant. For this purpose:

The claimant’s claim shall be deemed filed when presented in writing to the Claims Manager.

The Claims Manager’s explanation shall be in writing and delivered to the claimant within 60 days of the date the claim is filed.

The claimant shall have 30 days following his receipt of the denial of the claim to file with the Claims Manager a written request for review of the denial. For such review, the claimant or his representative may submit pertinent documents and written issues and comments.

The Claims Manager shall decide the issue on review and furnish the claimant with a copy of his decision within 30 days of receipt of the claimant’s request for review of his claim. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based. If a copy of the decision is not so furnished to the claimant within such 60 days, the claim shall be deemed denied on review.

VIII.	ARBITRATION

Any dispute or controversy arising under or in connection with this Plan, which has not been settled by the Claims Procedures set forth in Article VI hereof, shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator, mutually acceptable to the Bank and the Participant, sitting in Illinois, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes (“National Rules”) then in effect. In the event the Bank and the Participant are unable to agree upon the appointment of an arbitrator within fifteen days of the mailing of a demand for arbitration to the other party (or the attorney for such party), then the arbitrator shall be selected in accordance with the National Rules. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

IX.	SECTION 409A CONSIDERATIONS

This Plan is adopted and is intended to comply with Code Section 409A, to the extent applicable. The Bonuses paid under this Plan to a Participant shall be paid commencing in 2008 and shall continue for the period set forth in Article IV hereof. Notwithstanding anything herein to the contrary, no Bonuses shall be paid after the date on which the Plan is terminated, except to the extent set forth in Article IV hereof or in the Participant’s Participation Agreement.

X.	AMENDMENT AND TERMINATION

This Plan may be amended or terminated in the sole discretion of the Bank, provided, however, that no such amendment shall modify the Plan in a manner that would violate Code Section 409A, to the extent applicable.

XI.	MISCELLANEOUS

This Plan is being delivered and is intended to be performed in the State of Illinois and shall be construed and enforced in accordance with the laws of the State of Illinois.

Nothing contained herein will confer upon an Employee the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with Employee without regard to the existence of the Plan.

IN WITNESS WHEREOF the Bank, through its duly authorized officer, has executed this Plan on the day and date first above written.

ATTEST:	QUAD CITY BANK AND TRUST CO.

By:
Secretary	Authorized Officer